Exhibit 99

2012 Route 9W ● Milton, NY 12547 ● 845-795-2020

Sono-Tek Reports 40% Increase in Sales and 525% Increase in
Net Income for First Quarter Fiscal 2025

Provides Sales Guidance for Second Quarter of Fiscal 2025 and Anticipates
Continued Sales Growth for Fiscal 2025

MILTON, N.Y., July 11, 2024 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its first quarter of fiscal year 2025, ended May 31, 2024.

First Quarter FY2025 Financial Highlights:

(Compared with prior-year period unless otherwise noted)

  Net Sales for the quarter increased 40% to $5,031,000 compared to $3,603,000 in the prior year period, driven by strong shipments to the Medical and Alternative/Clean Energy markets.
  Gross Profit increased 38% to $2,454,000 compared to $1,777,000 in the prior year period.
  Operating Income increased $330,000 to $238,000, from an operating loss of $92,000 at May 31, 2023. The increase is due to the current period’s increase in gross profit partially offset by an increase in operating expenses.
  Gross Margin decreased slightly to 48.8% compared to 49.3% in the prior year period due to a realignment of organizational framework that started in Q4 FY2024, but remains strong and within its historical range.
  Income before taxes was $391,000 compared to $32,000 in the prior year period.
  Net income was $331,000, or $0.02 per share, compared with $53,000 or $0.00 per share, an increase of 525%
  Cash, cash equivalents and marketable securities at quarter-end were $12.2 million, an increase of $0.3 million from February 29, 2024 with no outstanding debt.
  Combined Equipment and service-related backlog at May 31, 2024 was $7.83 million, compared to equipment and service-related backlog of $9.28 million at February 29, 2024.
  Sales growth guidance for the second quarter of FY2025, ending August 31, 2024, is for growth of 2%-5% above the first quarter ended May 31, 2024 and for continued sales growth for the full fiscal year over the last fiscal year.

“Sono-Tek began its fiscal year with strong sales momentum and is looking forward to an excellent year with increasing orders in green energy systems combined with strength in the medical device coating market and the semiconductor/electronics markets. We are aggressively moving forward with full production systems with the potential for multiple repeat orders this year,” according to Dr. Christopher L Coccio, Executive Chairman.

Steve Harshbarger, CEO & President of Sono-Tek, remarked, “Our growth strategies are continuing to gain momentum as our customers move from R&D and pilot machines to our complex large-scale production systems with significantly higher Average Selling Prices (ASP). We remain excited about our prospects for attracting additional high-volume, high-ASP production system orders in fiscal year 2025. Due to the increased frequency of high ASP large platform machine orders, our revenue can be highly variable from quarter to quarter resulting in large fluctuations in backlog. With our strong sales momentum bolstered by our solid balance sheet, we remain focused on continued execution and look forward to building on our record revenues.”

First Quarter Fiscal 2025 Results

	Three Months Ended May 31,			Change
	2024	2023		$	%
Net Sales	$5,031,000	$3,603,000		1,428,000	40%
Gross Profit	2,454,000	1,777,000		677,000	38%
Gross Margin	48.8%	49.3%
Operating Income	$238,000	$(92,000)		330,000	359%
Operating Margin	4.7%	(2.6%	)
Net Income	$331,000	$53,000		278,000	525%
Net Margin	6.6%	1.5%
Basic Earnings Per Share	$0.02	$0.00
Diluted Earnings Per Share	$0.02	$0.00
Weighted Average Shares -Basic	15,751,000	15,742,000
Weighted Average Shares - Diluted	15,774,000	15,769,000

First Quarter FY2025 Financial Overview

Net Sales for the quarter increased 40% to $5,031,000 compared to $3,603,000 in the prior year period, driven by strong shipments to the Medical and Alternative/Clean Energy markets.

In the first quarter of fiscal 2025, approximately 39% of sales originated outside of the United States and Canada compared with 34% in the prior year period.

Equipment related backlog at May 31, 2024 was $7.69 million, compared to backlog of $9.08 million at February 29, 2024, a decrease of $1.39 million or 15.4%.  Combined equipment and service-related backlog at May 31, 2024 was $7.83 million, compared to equipment and service related backlog of $9.28 million at February 29, 2024, a decrease of $1.5 million or 16%.

Gross Profit increased 38% to $2,454,000 compared to $1,777,000 in the prior year period. Gross profit margin decreased 50 basis points to 48.8% in the first quarter of fiscal 2025 compared to 49.3% in the prior year period due to product mix changes and recharacterization of expenses associated with evolving workforce roles, as successful development initiatives transition toward mainstream manufacturing.

Operating income increased to $238,000 in the first quarter of fiscal 2025 compared to an operating loss of $92,000 for the prior year period, an increase of $330,000 or 359%. The increase in operating income is a result of the improvement in gross profit of $677,000, offset by an increase in operating expenses of $347,000.

Net income for the first quarter was $331,000, or $0.02 per share, compared with net income of $53,000 or $0.00 per share, for the prior year period, an increase of 525%. Diluted weighted average shares outstanding totaled 15,774,376 compared to 15,769,442 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash, cash equivalents and marketable securities at quarter-end were $12.2 million, an increase of $0.3 million from February 29, 2024, the end of fiscal year 2024. The increase was the result of the current period’s net income and non-cash charges partially offset by an increase in inventories and a decrease in payables and customer deposits.

Capital expenditures in the first quarter totaled $33,000 which were directed to ongoing upgrades to the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures will be approximately $300,000 - $350,000 in fiscal 2025.

At May 31, 2024, Sono-Tek had no debt on its balance sheet.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's bold venture into the clean energy sector is showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications as we shape a sustainable future.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services ensures unparalleled results for our clients and helps some of the world's most promising companies achieve technological breakthroughs and bring them to the market. The Company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

The Company’s solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; the recovery of the Electronics/Microelectronics and Medical markets; rebound of sales to the industrial market in the second quarter of fiscal year 2025; maintenance of order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Kirin Smith

PCG Advisory

Ph: (646) 823-8656

ksmith@pcgadvisory.com

http://www.sono-tek.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2024	February 29,
	(Unaudited)	2024
ASSETS
Current Assets:
Cash and cash equivalents	$2,402,007	$2,134,786
Marketable securities	9,749,483	9,711,351
Accounts receivable (less allowance of $12,225)	1,401,582	1,470,711
Inventories	5,479,368	5,221,980
Prepaid expenses and other current assets	148,603	207,738
Total current assets	19,181,043	18,746,566

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,709,183	2,832,156
Intangible assets, net	45,020	47,566
Deferred tax asset	1,369,210	1,255,977

TOTAL ASSETS	$23,554,456	$23,132,265

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,020,777	$1,049,742
Accrued expenses	1,711,800	1,739,478
Customer deposits	3,339,816	3,419,706
Income taxes payable	618,010	414,807
Total current liabilities	6,690,403	6,623,733

Deferred tax liability	199,987	229,534
Total liabilities	6,890,390	6,853,267

Commitments and Contingencies (Note 9)	-	-

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,750,880 shares issued and outstanding as of May 31 and February 29, 2024	157,509	157,509
Additional paid-in capital	9,824,618	9,770,387
Accumulated earnings	6,681,939	6,351,102
Total stockholders’ equity	16,664,066	16,278,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,554,456	$23,132,265

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2024	2023

Net Sales	$5,031,038	$3,603,018
Cost of Goods Sold	2,576,551	1,825,786
Gross Profit	2,454,487	1,777,232

Operating Expenses
Research and product development costs	731,430	656,438
Marketing and selling expenses	897,190	800,784
General and administrative costs	587,571	411,626
Total Operating Expenses	2,216,191	1,868,848

Operating Income/(Loss)	238,296	(91,616)

Interest and Dividend Income	142,654	105,990
Net unrealized gain on marketable securities	10,361	17,658

Income Before Income Taxes	391,311	32,032

Income Tax Expense/ (Benefit)	60,474	(21,374)

Net Income	$330,837	$53,406

Basic Earnings Per Share	$0.02	$0.00

Diluted Earnings Per Share	$0.02	$0.00

Weighted Average Shares - Basic	15,750,880	15,742,073

Weighted Average Shares - Diluted	15,774,376	15,769,442

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$330,837	$53,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,491	135,208
Stock based compensation expense	54,231	48,295
Inventory reserve	11,839	(10,582)
Unrealized (gain) on marketable securities	(10,361)	(17,658)
Deferred tax expense	(142,780)	(124,317)
Decrease (Increase) in:
Accounts receivable	69,129	492,390
Inventories	(269,227)	(501,566)
Prepaid expenses and other current assets	59,135	64,746
(Decrease) Increase in:
Accounts payable	(28,965)	122,767
Accrued expenses	(27,678)	(88,157)
Customer deposits	(79,890)	772,410
Income taxes payable	203,203	(118,850)
Net Cash Provided by Operating Activities	327,964	828,092

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(32,972)	(149,004)
Sale of marketable securities	5,211,058	3,707,074
Purchase of marketable securities	(5,238,829)	(3,446,424)
Net Cash (Used)/Provided by Investing Activities	(60,743)	111,646

NET INCREASE IN CASH AND CASH EQUIVALENTS	267,221	939,738

CASH AND CASH EQUIVALENTS
Beginning of period	2,134,786	3,354,601
End of period	$2,402,007	$4,294,339

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$—
Taxes Paid	$—	$221,942

See notes to unaudited condensed consolidated financial statements.

Market Sales:

	Three Months Ended May 31,				Change
	2024	% of total	2023	% of total	$	%
Electronics/Microelectronics	$1,568,000	31%	$1,375,000	38%	193,000	14%
Medical	857,000	17%	383,000	11%	474,000	124%
Alternative Energy/Clean	2,282,000	46%	833,000	23%	1,449,000	174%
Emerging R&D and Other	11,000	0%	126,000	3%	(115,000)	(91%)
Industrial	313,000	6%	886,000	25%	(573,000)	(65%)
TOTAL	$5,031,000		$3,603,000		$1,428,000	40%

Product Sales:

	Three Months Ended May 31,				Change
	2024	% of total	2023	% of total	$	%
Fluxing Systems	$134,000	2%	$236,000	6%	(102,000)	(43%)
Integrated Coating Systems	747,000	15%	309,000	9%	438,000	142%
Multi-Axis Coating Systems	2,664,000	53%	1,763,000	49%	901,000	51%
OEM Systems	332,000	7%	274,000	8%	58,000	21%
Spare Parts, Services and Other	1,154,000	23%	1,021,000	28%	133,000	13%
TOTAL	$5,031,000		$3,603,000		$1,428,000	40%